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EXHIBIT 2: AGREEMENT FOR THE EXCHANGE OF COMMON STOCK

                           NOTICE ON NON REGISTRATION

THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE " 1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

                   AGREEMENT FOR THE EXCHANGE OF COMMON STOCK


AGREEMENT made this 10th day of December, 1996, by and between Central American Equities Corp., a Florida corporation, (the "ISSUER') and Cal Tico,L.P., Ecolodge Partners, L.P. and MarineLodge Partners, L.P., three California Limited Partnerships (the "PARTNERSHIPS").

In consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration,

THE PARTIES HERETO AGREE AS FOLLOWS:

1. EXCHANGE OF SECURITIES. Subject to the terms and conditions of this Agreement, the ISSUER agrees to issue to the PARTNERSHIPS, 10,000,000 shares of the common stock of ISSUER, $0.01 par value (the "Shares"), in exchange for 100% of the partnership interests in the PARTNERSHIPS, such that Costa Rican Companies (as defined below) shall become wholly owned subsidiaries of the ISSUER.

2. REPRESENTATIONS AND WARRANTIES. ISSUER represents and warrants to PARTNERSHIPS the following:

i. Organization. ISSUER is a corporation duly organized, validly existing, and in good standing under the laws of Florida, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Florida. All actions taken by the Incorporators, directors and shareholders of ISSUER have been valid and in accordance with the laws of the State of Florida.

ii. Capital. The authorized capital stock of ISSUER consists of 20,000,000 shares of common stock, $0.001 par value, of which 500,000 are issued and outstanding, and 1,000,000 shares of preferred stock, par value $.001, none of which are issued. All outstanding shares are fully paid and non assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. At closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating ISSUER to issue or to transfer from treasury any additional shares of its capital stock.


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None of the outstanding shares of ISSUER are subject to any stock restriction agreements. All of the shareholders of ISSUER have valid title to such shares and acquired their shares in a lawful transaction and in accordance with the laws of Florida.

iii. Financial Statements. Exhibit B to this Agreement includes the balance sheet of ISSUER as of December 1, 1996, and the related statements of income and retained earnings for the period then ended. The financial statements have been prepared in accordance with generally accepted accounting principles consistently followed by ISSUER throughout the periods indicated, and fairly present the financial position of ISSUER as of the date of the balance sheet in the financial statements, and the results of its operations for the periods indicated.

iv. Absence of Chances. Since the date of the financial statements, there has not been any change in the financial condition or operations of ISSUER, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

V. Liabilities. ISSUER does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on the ISSUERS' financial statement. ISSUER is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving ISSUER or its common stock. There is no dispute of any kind between ISSUER and any third party, and no such dispute will exist at the closing of this Agreement. At closing, ISSUER will be free from any and all liabilities, liens, claims and/or commitments.

vi. Ability to Carry Out Obligations. ISSUER has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by ISSUER and the performance by ISSUER of its obligations hereunder will not cause, constitute, or conflict with or result in
(a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which ISSUER or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause ISSUER to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of ISSUER or upon the securities of ISSUER to be acquired by The PARTNERSHIPS.

vii. Full Disclosure. None of representations and warranties made by the ISSUER, or in any certificate or memorandum furnished or to be furnished by the ISSUER, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

viii. Contract and Lease . ISSUER is not currently carrying on any business and is not a party to any contract, agreement or lease. No person holds a power of attorney from ISSUER.

ix. Compliance with Laws. ISSUER has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to ISSUER - ISSUER has complied with all federal and state securities laws in connection with the issuance, sale and distribution of its securities.

X. Litigation. ISSUER is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the ISSUER, there is no basis for any such action or proceeding and no


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such action or proceeding is threatened against ISSUER and ISSUER is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

xi. Conduct of Business. Prior to the closing, ISSUER shall conduct its business in the normal course, and shall not (1) sell, pledge, or assign any assets (2) amend its Articles of Incorporation or Bylaws, (3) declare dividends, redeem or sell stock or other securities, (4) incur any liabilities, (5) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or (6) enter into any other transaction.

xii. Corporate Documents. Copies of each of the following documents, which are true complete and correct in all material respects, will be attached to and made a part of this Agreement:

xiii. Articles of Incorporation;

xiv. Bylaws;

(1) Minutes of Shareholders Meetings;

(2) Minutes of Directors Meetings;

(3) List of Officers and Directors;

(4) Balance Sheet as of December 1, together with other financial statements described in Section 2(iii);

(5) Stock register and stock records of ISSUER and a current, accurate list of Issuer's shareholders.

xv. Documents. All minutes, consents or other documents pertaining to ISSUER to be delivered at closing shall be valid and in accordance with the laws of Florida.

xvi. Title. The Shares to be issued to the PARTNERSHIPS will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of such Shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares, except as provided in this Agreement, the ISSUER is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the securities to be issued to The PARTNERSHIPS. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the issuance of the Shares, impair, restrict or delay The PARTNERSHIPS' voting rights with respect to the Shares.

3. The PARTNERSHIPS represent and warrant to ISSUER the following:

i. Organization. The PARTNERSHIPS are limited partnerships duly organized, validly existing, and in good standing under the laws of California, have all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in California.

ii. Costa Rica Corporations. The PARTNERSHIPS own 100% of the -following Costa Rica Corporations: Hotelera Cal Tico, S.A., Bandirma, S.A., Sociedad Protectora De La Fuana Y Flora Marintima De Mal Pais, S.A., Ecoproyecto San Luis, S.A., and Confluencia, S.A., each of which is duly organized, validly existing, and in good standing under the laws of Costa Rica, have all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Costa Rica.


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iii. PARTNERSHIP Action, All the limited partners of the PARTNERSHIPS have approved the exchange of their interests in the PARTNERSHIPS, at the rate of $1.00 of partnership interest, for one share of common stock of the ISSUER, for a total 10,000,000 shares of the Issuer to be issued pursuant to this Agreement. This Agreement has been duly executed and delivered by the PARTNERSHIPS and constitutes the valid and binding obligation of the PARTNERSHIPS, and is a valid and binding obligation of the PARTNERSHIPS, enforceable against the PARTNERSHIPS in accordance with the terms herein.

4. INVESTMENT INTENT. The Shares being issued pursuant to this Agreement may be sold, pledged, assigned, hypothecate or otherwise transferred, with or without consideration ( a "Transfer"), only pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act.

5. CLOSING ( The closing of this transaction shall take place at the law offices of Eric P. Miami, Florida. Unless the closing of this transaction takes place on or before December 31, 1996, then either party may terminate this Agreement.

6. DOCUMENTS TO BE DELIVERED AT CLOSING.

i. By the ISSUER

(1) Board of Directors Minutes authorizing the issuance of a certificate or certificates for 10,000,000 Shares, registered in the names of the holders in interest of the PARTNERSHIP equal to their pro-rata holdings in the PARTNERSHIPS.

(2) The resignation of all officers of ISSUER.

(3) A Board of Directors resolution appointing such person as The PARTNERSHIPS designate as a director(s) of ISSUER.

(4) The resignation of all the directors of ISSUER, except that of SHAREHOLDER'S designee, dated subsequent to the resolution described in 3, above..

(5) Unaudited financial statements of ISSUER, which shall include a balance sheet dated as of December 1, 1996 and statements of operations, stockholders equity and cash flows for the twelve month period then ended.

(6) All of the business and corporate records of ISSUER, including but not limited to correspondence files, bank statements, checkbooks, savings account books, minutes of shareholder and directors meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts.

(7) Such other minutes of ISSUER's shareholders or directors as may reasonably be required by the PARTNERSHIPS.

(8) An Opinion Letter from ISSUER's Attorney attesting to the validity and condition of the ISSUER.


ii. By the PARTNERSHIPS:


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(1) Delivery to the ISSUER, or to its Transfer Agent, the certificates representing 100% of the issued and outstanding stock of Costa Rican Companies.

(2) Consents signed by all PARTNERSHIPS consenting to the terms of this Agreement.

(3) An opinion Letter from the PARTNERSHIPS' attorney setting forth the following:

(a) The PARTNERSHIPS are organized under the laws of the State of California.

(b) The PARTNERSHIPS are duly qualified and in good standing in each state and country in which the nature of the activities conducted by them or the character of the properties or assets owned or leased by them makes such qualification necessary, except where its failure to be so qualified would not have a material adverse effect on their business, properties, business prospects, condition (financial or otherwise) or results of operations.

(c) The PARTNERSHIPS have full power and authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement and the consummation by the PARTNERSHIPS of the transactions herein contemplated and the compliance by the PARTNERSHIPS with the terms of this Agreement have been duly authorized by all necessary partnership action, and this Agreement has been duly executed and delivered by the PARTNERSHIPS. This Agreement is a valid and binding obligation of the PARTNERSHIPS, enforceable in accordance with its terms, subject to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies.

(d) Costa Rico Corporations are corporations validly existing and in good standing under the laws of Costa Rico.

7. REMEDIES:

i. Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Miami, Dade County, Florida in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

8. MISCELLANEOUS:

i. Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

ii. No oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

iii. Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made


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unless expressly in writing and signed by the party against whom such waiver is charged; and (I) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, ii. the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and iii. no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

iv. Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

V. Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

vi. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

vii. Notices. All notices, requests, demands, and other communications -under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, and by fax, as follows:

ISSUER:        Dale B. Finfrock
               P.O. Box 669
               Palm Beach, FL 33480

Copy to:       Eric P. Littman, Esquire
               1428 Brickell Ave, 8th Floor
               Miami, Florida 33131

PARTNERSHIPS:  Mr. Richard Talley
               Talley King & Co., Inc.
               19200 Von Karman, Suite 805
               Irvine, CA 92715

IN WITNESS WHEREOF, the undersigned has executed this Agreement this 10th day of December, 1996.

Central American Equities Corp.            Cal Tico, L.P.

By:   Dale B. Finfrock                     By: Richard Talley
      Dale B. Finfrock, President              Richard Talley, General Partner


MarineLodge Partners, L.P.                 Ecolodge Partners, L.P.

By:   Richard Talley                       By: Richard Talley
      Richard Talley, General Partner          Richard Talley, General Partner


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